RHYTHMS NETCONNECTIONS
LIQUIDATION ANALYSIS AS OF CONFIRMATION DATE (3/1/02):  CHAPTER 7 VS. CHAPTER 11

(DOLLARS IN THOUSANDS)

                                                        CHAPTER 7 LIQUIDATION ANALYSIS             CHAPTER 11 LIQUIDATION ANALYSIS
                                                  ----------------------------------------   --------------------------------------
                                                  BOOK VALUE     RECOVERY %    EST. VALUE    BOOK VALUE    RECOVERY %   EST. VALUE
                                                  ----------     ----------   ------------   ----------    ----------  ------------
STATEMENT OF ASSETS: [1]
  ASSETS AVAILABLE FOR DISTRIBUTION:
    Cash and cash equivalents                     $   99,413          100%    $  99,413 [2]  $   99,814        100%    $ 99,814 [2]
    Restricted cash                                   58,682           92%       54,000 [3]      58,682        100%      58,682 [3]
    Fixed assets - building                            6,000           85%        5,100 [4]       6,000         85%       5,100 [4]
    Investments - @Home                                4,000           50%        2,000 [5]       4,000         90%       3,600 [5]
    Other non-current assets - deposits                5,000           50%        2,500 [6]       5,000         80%       4,000 [6]
                                                  ----------                  ---------      ----------                --------
      Total assets                                   173,095                    163,013         173,496                 171,196

DISTRIBUTION ANALYSIS:
  ADMINISTRATIVE CLAIMS AND COSTS
   ASSOCIATED WITH LIQUIDATION:
    Professional fees, 3/1/02 - 12/31/02                                          3,960 [7]                               2,623 [7]
    Wind-down costs, 3/1/02 - 12/31/02                                            1,448 [8]                               2,752 [8]
    Priority claims - taxes, operating
     leases & other                                                               8,390                                   8,390
                                                                              ---------                                --------
      Total costs and administrative
       and priority claims                                                       13,798                                  13,765

  Estimated liquidation proceeds
   available to secured claims                                                  149,215                                 157,430
                                                                              ---------                                --------
  LESS: SECURED PROCEEDS TO SECURED CLAIMS:
    Notes - paid from secured escrow                                             41,400                                  41,400
    Letters of credit - paid from secured escrow                                  1,000                                   1,000
                                                                              ---------                                --------
      Total proceeds paid to secured claims                                      42,400                                  42,400
  Net estimated liquidation proceeds
   available to unsecured claims                                                106,815                                 115,030
                                                                              ---------                                --------
  LESS: PAYOUT TO UNSECURED CLAIMS:
    Unsecured note claims                         $  844,690          9.5%       80,204      $  844,690       11.4%      96,711
    General unsecured claims                         280,260 [9]      9.5%       26,611         160,000 [9]   11.4%      18,319
                                                  ----------                  ---------      ----------                --------
                                                  $1,124,950                  $ 106,815      $1,004,690                $115,030
                                                  ==========                  =========      ==========                ========

[1] On December 3, 2001, Rhythms NetConnections Inc. and certain of the other debtors (the "Sellers") closed the WorldCom transaction pursuant to which WorldCom purchased the equipment at 709 central offices and certain related assets from the Sellers and assumed certain of the Sellers' obligations.

[2] This amount represents the estimated cash balance on 3/1/02, the expected confirmation date. It is calculated starting with the actual cash balance from 11/30/01, adds the estimated accrued interest and subtracts the estimated cost of operations and professional fees from 12/1/01 through 2/28/02.

[3] It is assumed that a trustee in a Chapter 7 proceeding, who would not be as familiar as the estate employees with the restricted cash beyond the escrowed interest, would only be able to recover 92% of the restricted cash, as opposed to the estate employees in a Chapter 11 proceeding, who expect to recover 100%.

[4] The recovery on the net fixed assets represents the estimated net sales proceeds of the new Rhythms building based on a current bid of $6.1 million.

[5] It is assumed that a trustee in a Chapter 7 proceeding, who would not be as familiar as the estate employees with the @Home Solutions investment, would only be able to recover $2 million of this investment, as opposed to the estate employees in a Chapter 11 proceeding, who expect to recover $3.6 million.

[6] It is assumed that a trustee in a Chapter 7 proceeding, who would not be as familiar as the estate employees with the deposits, would only be able to recover $2.5 million of the deposits, as opposed to the estate employees in a Chapter 11 proceeding, who expect to recover $4 million.

[7] It is assumed that the estate would continue to use the same professionals at a higher level than in a Chapter 11 wind down.

[8] This amount includes employee compensation, severance and retention, property tax payments, and other operating expenses.

[9] It is assumed that a trustee in a Chapter 7 proceeding, who would not be as familiar as the estate employees with the general unsecured claims, would only be able to reduce claims to $280 million (excluding Notes), as opposed to the estate employees in a Chapter 11 proceeding, who would be able to reduce claims to $160 million.